UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2022

Sonendo, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40988	20-5041718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26061 Merit Circle, Suite 102
Laguna Hills, CA 92653, California		92653
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 949 7663636

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SONX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On September 27, 2022, Sonendo, Inc. (the “Company”) closed its previously disclosed private placement of 23,045,536 shares of its common stock (“Common Stock”) at a purchase price per share of $0.95 and pre-funded warrants to purchase an aggregate of 43,315,846 shares of Common Stock at a purchase price of $0.949 per Pre-Funded Warrant, with an exercise price of $0.001 per share of Common Stock (the “Private Placement”).

The Company received aggregate gross proceeds from the Private Placement of approximately $63 million, before deducting placement agent fees and estimated offering expenses. Taking into account the proceeds from the Private Placement, the Company believes that, as of the date of this filing, its stockholders’ equity is greater than $50 million and, as a result, it is currently in compliance with the continued listing criteria of the New York Stock Exchange (the “NYSE”) under Rule 802.01B of NYSE Listed Company Manual.

The Company’s determination of stockholders’ equity is based on estimates and information available to it as of the date hereof, is not a comprehensive statement of its financial results or position as of or for the quarter ended September 30, 2022, and has not been audited, reviewed or compiled by its independent registered public accounting firm. The Company’s financial closing procedures for the quarter ended September 30, 2022 are not yet complete and, as a result, stockholders’ equity upon completion of its closing procedures may vary from this preliminary estimate, and any such difference may be material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sonendo, Inc.

Date:	September 27, 2022	By:	/Bjarne Bergheim/
Bjarne Bergheim President and Chief Executive Officer